Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Omnibus Long-Term Incentive Plan of Washington Real Estate Investment Trust and to the incorporation by reference therein of our reports dated February 26, 2007, with respect to the consolidated financial statements and schedule of Washington Real Estate Investment Trust included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Washington Real Estate Investment Trust management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Washington Real Estate Investment Trust, filed with the Securities and Exchange Commissions.

/s/ Ernst & Young LLP

McLean, Virginia

August 10, 2007

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Form S-8 of Washington Real Estate Investment Trust (“WRIT”) of our reports dated June 23, 2006, relating to the audited historical summaries of gross income and direct operating expenses of Alexandria Professional Center, 9707 Medical Center Drive and 15001 Shady Grove Road, Randolph Shopping Center, Montrose Shopping Center and Plumtree Medical Center for the year ended December 31, 2005, our reports dated September 8, 2006, relating to the audited historical summaries of The Matan Portfolio and 15005 Shady Grove Road for the year ended December 31, 2005, and our reports dated May 17, 2007, relating to the audited historical summaries of 270 Technology Park, Monument II and 2440 M Street for the year ended December 31, 2006, and to the reference to our firm as experts in the registration statement.

ARGY, WILTSE & ROBINSON, P.C.

McLean, Virginia

August 6, 2007